Exhibit (m)(2)

AMENDED AND RESTATED SCHEDULE I TO DISTRIBUTION PLAN

Schedule I

Series	Fee Rate	Commencement Date

Alpha Architect U.S. Quantitative Value ETF

Alpha Architect International Quantitative Value ETF

Alpha Architect U.S. Quantitative Momentum ETF

Alpha Architect International Quantitative Momentum ETF

Alpha Architect Value Momentum Trend ETF

Freedom 100 Emerging Markets ETF

Merlyn.AI Bull-Rider Bear-Fighter ETF

Merlyn.AI Tactical Growth and Income ETF

Gadsden Dynamic Multi-Asset ETF

Merlyn.AI Best-of-Breed Core Momentum ETF

Merlyn.AI SectorSurfer Momentum ETF

UPHOLDINGS Compound Kings ETF

	0.25% 0.25% 0.25% 0.25% 0.25% 0.25% 0.25% 0.25% 0.25% 0.25% 0.25% 0.25%	October 17, 2014 October 17, 2014 October 17, 2014 October 17, 2014 May 3, 2017 May 17, 2019 October 15, 2019 October 15, 2019 November 1, 2020 December 30, 2020 December 30, 2020 [ ]